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                                                                    EXHIBIT 99.2

MORRISON KNUDSEN CORPORATION                                        NEWS RELEASE

Morrison Knudsen Plaza/P. O. Box 73
Boise, Idaho  83729
Telex:  368439/Phone: (208)386-6611
Fax: (208) 386-5065

                               For Further Information Contact: Brent D. Brandon
                                         Vice President Corporate Communications
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FOR RELEASE:                      June 25, 1996

            MK AND MK RAIL SIGN AGREEMENT FOR MK RAIL'S PURCHASE OF INTERCOMPANY NOTE AND AMENDMENT TO STOCKHOLDERS RIGHTS PLAN

     Boise -- Morrison Knudsen Corporation announced today that it has signed a definitive agreement with MK Rail Corporation regarding the amount of intercompany indebtedness owed by MK Rail to Morrison Knudsen and providing for an amendment to MK Rail's Stockholders Rights Plan which would allow MK to proceed with its planned financial restructuring.
     Under the terms of the agreement, MK Rail will purchase an intercompany promissory note with a face value of $52.2 million, plus accrued interest, for $34.5 million in cash. In connection with MK's reorganization plan, MK has proposed exchanging the proceeds from the sale of the note and accrued interest, together with new equity in MK and other non-core assets, for MK's secured debt. The purchase of the note, which is due in 2000, is expected to be completed by September 30, 1996, pursuant to MK's financial restructuring.
     The agreement also provides for an amendment to MK Rail's Stockholders Rights Plan which would allow MK to proceed with its planned debt-for-equity exchange and merger with Washington Construction Group, Inc.
     Morrison Knudsen Corporation (MRN-NYSE), founded in 1912, serves the world's environmental, industrial process, mining, operations & maintenance, power, transportation and heavy construction markets as an engineer and constructor.

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